EXHIBIT 5.1

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

200 WEST MADISON STREET, SUITE 3900

CHICAGO, ILLINOIS 60606

Telephone (312) 984-3100

Facsimile (312) 984-3150

November 26, 2007

ISB Financial Corp.

102 South Clinton St.

Iowa City, Iowa 52240

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ISB Financial Corp., an Iowa corporation (the “Company”), in connection with the merger (the “Merger”) of MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”), with and into the Company, as described in the Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (together with all amendments thereto, the “Registration Statement”). You have requested our opinion concerning certain matters in connection with the Registration Statement.

We have made such legal and factual investigation as we deemed necessary for purposes of this opinion. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

In arriving at the opinions expressed below, we have reviewed and examined the following documents:

(a)	the Articles of Incorporation and Bylaws of the Company, and all amendments thereto;

(b)	the Agreement and Plan of Merger among the Company and MidWestOne, dated as of September 11, 2007 (the “Merger Agreement”);

(c)	the Registration Statement, including the proxy statement-prospectus constituting a part thereof (the “Proxy Statement-Prospectus”); and

(d)	resolutions of the Board of Directors of the Company relating to the merger transaction.

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

ISB Financial Corp.

November 26, 2007

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the shares of the Company’s common stock, $1.00 par value per share, to be issued to the shareholders of MidWestOne as a result of the Merger, when issued by the Company pursuant to the Merger Agreement and in connection with the Merger, will be legally issued, fully paid and non-assessable shares of the Company; provided that the Merger has been consummated in accordance with the terms and conditions contained in the Merger Agreement.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect the legal conclusion stated in this opinion letter).

We hereby consent to the use in the Proxy Statement-Prospectus of our name, the statements with respect to us as appearing under the heading “Certain Opinions” in the Proxy Statement-Prospectus and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP